CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,546,000	$110.23

Pricing supplement no. 922 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 34-A-I dated November 21, 2008	Registration Statement No. 333-155535 Dated November 9, 2010 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co. $911,000 (NEM) $635,000 (NFLX) Single Observation Reverse Exchangeable Notes due November 15, 2011 Each Linked to the Common Stock of a Different Single Reference Stock Issuer

General

  This pricing supplement relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. This pricing supplement does not, however, allow you to purchase a note linked to a basket of both of the Reference Stocks described below.
  The notes are designed for investors who seek an interest rate that is higher than the current dividend yield on the applicable Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, be willing to accept the risks of owning the common stock of the applicable Reference Stock issuer, and be willing to lose some or all of their principal at maturity.
  Investing in the notes is not equivalent to investing in the shares of an issuer of either of the Reference Stocks.
  Each issue of offered notes will pay interest monthly at the fixed rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the Final Share Price of the applicable Reference Stock is less than the applicable Initial Share Price by more than the applicable Protection Amount, as described below.
  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.
  The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms — Payment at Maturity,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 34-A-I, supersede the terms set forth in product supplement no. 34-A-I. Please refer to “Supplemental Terms of the Notes” in this pricing supplement for more information.

Key Terms

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Protection Amount. If the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Protection Amount, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	November 9, 2010
Settlement Date:	On or about November 15, 2010
Observation Date:	November 9, 2011*
Maturity Date:	November 15, 2011*
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 15th calendar day of each month (each such date, an “Interest Payment Date”), commencing December 15, 2010, to and including the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Physical Delivery Amount:	The number of shares of the applicable Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the applicable Initial Share Price, subject to adjustments.
Cash Value:

For each Reference Stock, the amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of such Reference Stock and (2) the Final Share Price of such Reference Stock, subject to adjustments.

Initial Share Price:

The closing price of the applicable Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 34-A-I for further information about these adjustments.

Final Share Price:	The closing price of the applicable Reference Stock on the Observation Date.
									Approximate Tax Allocation of Monthly Coupon†
	Page Number	Ticker Symbol	Principal Amount	Interest Rate	Protection Amount	Initial Share Price	CUSIP	Approximate Monthly Coupon	Interest on Deposit	Put Premium
Newmont Mining Corporation	PS-3	NEM	$1,000	10.00% per annum	22.50% of the Initial Share Price	$60.51	48124AT23	$8.33	8.70%	91.30%
Netflix, Inc.	PS-5	NFLX	$1,000	10.00% per annum	48.00% of the Initial Share Price	$170.46	48124AT31	$8.33	8.70%	91.30%

*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 34-A-I.
†

Based on one reasonable treatment of the notes, as described herein under “Selected Purchase Considerations — Tax Treatment as a Unit Comprising a Put Option and a Deposit” and in the accompanying product supplement no. 34-A-I under “Certain U.S. Federal Income Tax Consequences” on page PS-29.

Investing in the Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 34-A-I and “Selected Risk Considerations” beginning on page PS-1 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Newmont Mining Corporation
Per note	$1,000	$10	$990
Total	$911,000	$9,110	$901,890
Netflix, Inc.
Per note	$1,000	$5	$995
Total	$635,000	$3,175	$631,825
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive commissions of $10.00 and $5.00 per $1,000 principal amount note linked to the common stock of Newmont Mining Corporation and Netflix, Inc., respectively. This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution” beginning on page PS-35 of the accompanying product supplement no. 34-A-I.

The agent for this offering, JPMS, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 9, 2010

Additional Terms Specific to Each Note Offering

This pricing supplement relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (not to a basket or index that includes the other Reference Stock). You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify either offering and to reject orders in whole or in part. While each note offering relates only to a single Reference Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 34-A-I dated November 21, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated October 19, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 34-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 34-A-I dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000119312508241305/d424b21.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of this offering, the concept of a “Monitoring Period,” as described in the accompanying product supplement no. 34-A-I, is not applicable. Instead, whether you will receive at maturity the principal amount of your notes or a cash payment equal to the Cash Value will depend on the closing price of the applicable Reference Stock on a single day (the Observation Date) only, which we also refer to as the Final Share Price, as more fully described under “Key Terms — Payment at Maturity” in this pricing supplement. Accordingly, you should disregard the definition for the “Monitoring Period” in the accompanying product supplement no. 34-A-I, and you should deem references in the accompanying product supplement no. 34-A-I to (a) “the Monitoring Period” to be “the Observation Date,” and (b) “on any day during the Monitoring Period” or “during the Monitoring Period” to be “on the Observation Date.”

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at an Interest Rate depending upon the applicable Reference Stock, as indicated on the cover of this pricing supplement. We believe that the applicable Interest Rate is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at the applicable Interest Rate set forth on the cover of this pricing supplement. Interest will be payable monthly in arrears on the 15th calendar day of each month (each such date, an “Interest Payment Date”), commencing December 15, 2010, to and including the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the interest payment due in January 2011 will be payable on January 17, 2010.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — You will receive your initial investment in the notes back at maturity so long as the applicable Final Share Price is not less than the applicable Initial Share Price by more than the applicable Protection Amount. However, if the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Protection Amount, you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 34-A-I. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes as units comprising a Put Option and a Deposit for U.S. federal income tax purposes. We intend to treat the percentages of each coupon payment specified on the cover of this pricing supplement as interest on the Deposit and as Put Premium, respectively. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-1

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 34-A-I dated November 21, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Share Price and whether such Final Share Price is less than the applicable Initial Share Price by more than the applicable Protection Amount. Under certain circumstances, you will receive at maturity a predetermined number of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the applicable Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  YOUR PROTECTION MAY TERMINATE ON THE OBSERVATION DATE — If the closing price of the applicable Reference Stock on the Observation Date (i.e. the applicable Final Share Price) is less than the applicable Initial Share Price minus the applicable Protection Amount, you will at maturity be fully exposed to any depreciation in the applicable Reference Stock. Because the applicable Final Share Price will be determined based on the closing price on a single trading day near the end of the term of the notes, the price of the applicable Reference Stock at the maturity date or at other times during the term of the notes could be at a level above the applicable Initial Share Price minus the applicable Protection Amount. This difference could be particularly large if there is a significant decrease in the price of the applicable Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the applicable Reference Stock during the term of the notes, especially on dates near the Observation Date.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuer(s) or providing advisory services to such Reference Stock issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — We will pay you your principal back at maturity only if the applicable Final Share Price is not less than the applicable Initial Share Price by more than the applicable Protection Amount and the notes are held to maturity. If the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Protection Amount, the protection provided by the applicable Protection Amount will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable Reference Stock.
  VOLATILITY RISK — Greater expected volatility with respect to the applicable Reference Stock indicates a greater likelihood as of the Pricing Date that the applicable Reference Stock could close below the applicable Initial Share Price by more than the applicable Protection Amount on the Observation Date. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of the applicable Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.
  YOUR MAXIMUM RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE APPLICABLE REFERENCE STOCK — Unless the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the applicable Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE APPLICABLE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 34-A-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to such Reference Stock(s). We or our affiliates may also trade in the Reference Stocks or

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-2

  instruments related to Reference Stock(s) from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 34-A-I.

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock” beginning on page PS-16 of the accompanying product supplement no. 34-A-I for more information.

Newmont Mining Corporation (“Newmont”)

According to its publicly available filings with the SEC, Newmont is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. The common stock of Newmont, par value $1.60 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Newmont in the accompanying product supplement no. 34-A-I. Newmont’s SEC file number is 001-31240.

Historical Information of the Common Stock of Newmont

The following graph sets forth the historical performance of the common stock of Newmont based on the weekly closing price (in U.S. dollars) of the common stock of Newmont from January 7, 2005 through November 5, 2010. The closing price of the common stock of Newmont on November 9, 2010 was $60.51. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Newmont has experienced significant fluctuations. The historical performance of the common stock of Newmont should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Newmont on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Newmont will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Newmont will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Newmont.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-3

Examples of Hypothetical Payment at Maturity for a $1,000 Investment in the Notes Linked to the Common Stock of Newmont

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Newmont, based on a range of hypothetical Final Share Prices of the Reference Stock. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$60.50	• the Protection Amount (in U.S. dollars): $13.61
• the Interest Rate:	10.00% per annum	• the Protection Amount: 22.50%
Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity	Total Value of Payment Received at Maturity**
$121.00	200%	$1,000.00	$1,000.00
$63.53	105%	$1,000.00	$1,000.00
$60.50	100%	$1,000.00	$1,000.00
$57.48	95%	$1,000.00	$1,000.00
$47.19	78%	$1,000.00	$1,000.00
$30.25	50%	16 shares of the Reference Stock or the Cash Value thereof	$500.00
$15.06	25%	16 shares of the Reference Stock or the Cash Value thereof	$250.00
$0.00	0%	16 shares of the Reference Stock or the Cash Value thereof	$0.00
**

Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock increases from the Initial Share Price of $60.50 to a Final Share Price of $63.53. Because the Final Share Price of $63.53 is greater than the Initial Share Price of $60.50, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The closing price of the Reference Stock decreases from the Initial Share Price of $60.50 to a Final Share Price of $47.19. Because the Final Share Price of $47.19 has declined from the Initial Share Price of $60.50 by not more than the Protection Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $47.19 is less than the Initial Share Price of $60.50.

Example 3: The closing price of the Reference Stock decreases from the Initial Share Price of $60.50 to a Final Share Price of $30.25. Because the Final Share Price of $30.25 is less than the Initial Share Price of $60.50 by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $30.25, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Regardless of the performance of the Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of $100.00 over the term of the notes. The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount (in U.S. dollars) applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $60.51, the Protection Amount was $13.6148 and the Physical Delivery Amount was 16.5262 shares, in each case subject to adjustments.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-4

Netflix, Inc. (“Netflix”)

According to its publicly available filings with the SEC, Netflix is the largest online movie rental subscription service in the United States, providing subscribers access to a comprehensive selection DVD titles plus a growing library of choices that can be watched instantly on their personal computers. The common stock of Netflix, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Netflix in the accompanying product supplement no. 34-A-I. Netflix’s SEC file number is 000-49802.

Historical Information of the Common Stock of Netflix

The following graph sets forth the historical performance of the common stock of Netflix based on the weekly closing price (in U.S. dollars) of the common stock of Netflix from January 7, 2005 through November 5, 2010. The closing price of the common stock of Netflix on November 9, 2010 was $170.46. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Netflix has experienced significant fluctuations. The historical performance of the common stock of Netflix should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Netflix on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Netflix will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Netflix will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Netflix.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-5

Examples of Hypothetical Payment at Maturity for a $1,000 Investment in the Notes Linked to the Common Stock of Netflix

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Netflix, based on a range of hypothetical Final Share Prices of the Reference Stock. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$170.50	• the Protection Amount (in U.S. dollars): $81.84
• the Interest Rate:	10.00% per annum	• the Protection Amount: 48.00%
Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity	Total Value of Payment Received at Maturity**
$341.00	200%	$1,000.00	$1,000.00
$179.03	105%	$1,000.00	$1,000.00
$170.50	100%	$1,000.00	$1,000.00
$161.98	95%	$1,000.00	$1,000.00
$88.66	52%	$1,000.00	$1,000.00
$82.25	50%	5 shares of the Reference Stock or the Cash Value thereof	$500.00
$42.63	25%	5 shares of the Reference Stock or the Cash Value thereof	$250.00
$0.00	0%	5 shares of the Reference Stock or the Cash Value thereof	$0.00
**

Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock increases from the Initial Share Price of $170.50 to a Final Share Price of $179.03. Because the Final Share Price of $179.03 is greater than the Initial Share Price of $170.50, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The closing price of the Reference Stock decreases from the Initial Share Price of $170.50 to a Final Share Price of $88.66. Because the Final Share Price of $88.66 has declined from the Initial Share Price of $170.50 by not more than the Protection Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $88.66 is less than the Initial Share Price of $170.50.

Example 3: The closing price of the Reference Stock decreases from the Initial Share Price of $170.50 to a Final Share Price of $82.25. Because the Final Share Price of $82.25 is less than the Initial Share Price of $170.50 by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $82.25, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Regardless of the performance of the Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of $100.00 over the term of the notes. The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount (in U.S. dollars) applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $170.46, the Protection Amount was $81.8208 and the Physical Delivery Amount was 5.8665 shares, in each case subject to adjustments.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-6

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS, the agent for this offering. The net proceeds received from the sale of notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligations under the notes. In accordance with NASD Rule 2720, JPMS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-7